UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2006

WESTIN HOTELS LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Delaware	0-15097	91-1328985
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1111 Westchester Avenue, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (800) 323-5888
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On April 28, 2006, the American Arbitration Association of Seattle, Washington issued the unanimous Final Award (the “Final Award”) of the three-member arbitration panel (the “Panel”) with respect to the arbitration proceeding initiated by the General Partner and the Partnership (the “Claimants”) on October 14, 2004 (the “Kalmia Arbitration”) against Kalmia Investors, LLC (“Kalmia”). As previously disclosed, Kalmia asserted certain counterclaims against Claimants and third-party claims against Starwood Hotels & Resorts Worldwide, Inc., 909 North Michigan Avenue Corporation, the Westin Chicago Limited Partnership, the Westin St. Francis Limited Partnership and the St. Francis Hotel Corporation (collectively, the “Third-Party Respondents”) in the Kalmia Arbitration.
     Pursuant to the Final Award, with respect to Kalmia’s counterclaims and third-party claims of misconduct by the Claimants and Third-Party Respondents, including claims of breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation and conversion, the Panel found that Kalmia lacked standing to recover on its own behalf for derivative claims alleging injuries suffered on account of lost hotel revenues or lost hotel sales proceeds, and that Kalmia only had standing to assert direct claims arising under the Partnership Agreement. The Panel further found that Kalmia failed to carry its burden of proving misconduct by Claimants and Third-Party Respondents violative of any contractual, fiduciary or other legal duty owed to Kalmia by those parties and denied all of the claims for relief asserted in Kalmia’s counterclaims and third-party claims, including Kalmia’s request for a total award of approximately $65 million. The Panel dismissed all such claims for relief with prejudice as to each Claimant and Third-Party Respondent.
     Also pursuant to the Final Award, the Panel denied the Claimants’ claims of relief, namely (1) recovery of $200,000 in compensatory damages by reason of an alleged breach by Kalmia of the arbitration provision of the Partnership Agreement; and (2) an award of the reasonable attorneys’ fees and litigation expenses incurred by Claimants and Third-Party Respondents in the Kalmia Arbitration.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTIN HOTELS LIMITED PARTNERSHIP
	By:	WESTIN REALTY CORP.
General Partner

		By:	/s/ Alan M. Schnaid
Alan M. Schnaid
May 4, 2006			Vice President Date: